Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by RedBall Acquisition Corp. (the “Company”) of the Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as about to become a member of the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: July 28, 2020	/s/ Volkert Doeksen
Volkert Doeksen